NEWSRELEASE

Norfolk Southern Corporation, Three Commercial Place, Norfolk, VA  23510-2191

                                                       FOR IMMEDIATE RELEASE

                                                       February 28, 2012

Wes Bush elected to Norfolk Southern board

NORFOLK, VA. -- Wes Bush has been elected a director of Norfolk Southern Corporation (NYSE: NSC), Chairman and CEO Wick Moorman announced today.

Bush, 50, of McLean, Va., is chairman, chief executive officer and president of Northrop Grumman Corporation, a global aerospace and defense technology company. He previously was chief operating officer and chief financial officer of Northrop Grumman.

Bush has been appointed to the compensation and finance committees of the Norfolk Southern board.

Bush earned a bachelor's degree and a master's degree in electrical engineering from the Massachusetts Institute of Technology. He also completed the University of California, Los Angeles' Executive Management Program. Bush serves on boards of several nonprofit organizations, including the Smithsonian National Air and Space Museum, Conservation International, and the Business-Higher Education Forum. In 2008, he was appointed to serve on the National Infrastructure Advisory Council.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 20,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Michael Hostutler, 757-629-2861 (michael.hostutler@nscorp.com)

Operating Subsidiary:  Norfolk Southern Railway Company                        World Wide Web Site:  www.nscorp.com